Exhibit 99.1

For Immediate Release	Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
THIRD QUARTER 2005 FINANCIAL RESULTS

Branford, CT, November 8, 2005 —Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the three and nine month periods ended September 30, 2005.

Neurogen recognized a net loss for the third quarter of 2005 of $9.5 million, or $0.28 per share on 34.3 million weighted average shares outstanding. This compares to a net loss during the third quarter of 2004 of $4.5 million, or $0.13 per share on 34.0 million weighted average shares outstanding. The Company recognized a net loss for the nine months ended September 30, 2005 of $26.5 million, or $0.77 per share on 34.3 million weighted average shares outstanding, as compared to a net loss of $15.7 million, or $0.56 per share on 28.2 million weighted average shares outstanding, for the comparable period of 2004. The increase in net loss for the quarter and nine month period was due primarily to lower operating revenue and increased research and development expenses as discussed below.

Neurogen’s total cash and marketable securities as of September 30, 2005 totaled $124.2 million and as of December 31, 2004 totaled $151.8 million.

William H. Koster, Ph.D, President and CEO said, "As we head into the final quarter of this year, I believe we’re well positioned for considerable expansion of our portfolio over the remainder of 2005 and during 2006. During the third quarter, we announced Phase I, first-in-human results for our lead insomnia compound, NG2-73, and we are moving forward with compounds in preclinical development in our pain, depression, and obesity programs. Our strong balance sheet enables us to invest in these assets and the impact on our burn rate is consistent with our expectations."

Dr. Koster added, "We were very pleased with the solid results of our single rising dose study with NG2-73. The pharmacokinetics of NG2-73, coupled with the physical/chemical characteristics of the compound, provide the potential to achieve fast onset of sleep. In addition, we are currently developing formulations designed to provide optimal sleep maintenance. In follow-up Phase I studies, we're testing multiple ascending doses of NG2-73 in healthy subjects, as well as conducting a pharmacokinetic/pharmacodynamic (PK/PD) study to evaluate the sleep-inducing effects of the drug at various dosages. These data will help to establish a range of doses for planned Phase II studies."

Operating revenue for the third quarter of 2005 decreased 54% to $2.0 million from $4.2 million for the third quarter of 2004 and for the nine months ended September 30, 2005 was $5.9 million compared to $13.5 million for the comparable period of 2004. The decrease in operating revenue for the quarter and the nine month period is due primarily to lower license fees and research funding as a result of the termination in December 2004 of the Company’s collaboration with sanofi-aventis to develop CRF-based drugs to treat stress-related disorders, following the merger of Sanofi-Synthelabo and Aventis Pharma.

Research and development expenses, excluding non-cash stock compensation charges, for the third quarter of 2005 increased 45% to $10.6 million from $7.3 million in the third quarter of 2004 and for the nine month period increased 14% to $28.3 million from $24.9 million in the comparable period of 2004. The increase in R&D expenses for the quarter is due mainly to continued progress in Neurogen’s proprietary clinical program in insomnia and in its preclinical programs for depression and obesity.

General and administrative expenses, excluding non-cash stock compensation charges, for the third quarter of 2005 were $1.9 million, compared to $2.0 million for the same period in 2004 and for the nine month period increased to $5.9 million from $5.5 million for the comparable period of 2004.

Webcast
The Company will host a conference call and webcast to discuss third quarter results at 10:00 a.m. EDT today, November 8, 2005. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until June 30, 2006. A replay of the call will be available after 1:00 pm EDT on November 8, 2005 and accessible through the close of business, November 22, 2005. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 42071980.

About Neurogen Corporation
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, pain, depression, inflammation, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Operating revenues:
License fees	$906	$2,463	$2,719	$4,963
Research revenues	1,050	1,749	3,150	8,490
Total operating revenues	1,956	4,212	5,869	13,453

Operating expenses:
Research and development
Stock compensation*	70	80	441	180
Other R&D	10,600	7,293	28,292	24,854
Total R&D	10,670	7,373	28,733	25,034

General and administrative:
Stock compensation*	137	149	463	454
Other G&A	1,858	2,009	5,929	5,542
Total G&A	1,995	2,158	6,392	5,996
Total operating expenses	12,665	9,531	35,125	31,030
Operating loss	(10,709)	(5,319)	(29,256)	(17,577)

Other income, net	769	561	2,379	1,576
Income tax benefit	393	308	393	308
Net loss	$(9,547)	$(4,450)	$(26,484)	$(15,693)
Basic and diluted loss per share	$(0.28)	$(0.13)	$(0.77)	$(0.56)
Shares used in calculation of loss per share:
Basic and diluted	34,341	33,980	34,287	28,196

*The Company records stock compensation in accordance with APB 25 and accordingly recognizes no compensation expense for the option grants when the options granted have an exercise price equal to the fair market value at the date of grant. During both 2005 and 2004, stock compensation expenses included restricted stock granted to certain officers, and options granted to non-employee consultants. A portion of the 2004 stock compensation expense reported in the Condensed Consolidated Statements of Operations was related to certain awards granted in 1997 that were fully vested by December 31, 2004 and was accounted for using the variable method of accounting.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2005	December 31, 2004
Assets

Cash and cash equivalents	$12,113	$14,831
Marketable securities	112,040	136,954
Total cash and marketable securities	124,153	151,785
Receivables from corporate partners	198	286
Other current assets, net	2,102	2,524
Total current assets	126,453	154,595

Net property, plant and equipment	28,621	28,908
Other assets, net	100	320
Total assets	$155,174	$183,823

Liabilities and Stockholders' Equity
Total current liabilities	$11,493	$10,392
Total long term liabilities	18,916	22,709
Total liabilities	30,409	33,101
Total stockholders' equity	124,765	150,722
Total liabilities and stockholders’ equity	$155,174	$183,823